Filed pursuant to Rule 424(b)(3)
Registration No. 333-283119

Prospectus Supplement No. 3
(To Prospectus dated May 19, 2025)

WELSBACH TECHNOLOGy Metals acquisition CORP.

This prospectus supplement updates, amends and supplements the prospectus dated May 19, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-4 (Registration No. 333-283119) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

WTMA Units and WTMA Common Stock are currently quoted on the Pink market under the symbols “WTMAU” and “WTMA,” respectively, and WTMA Rights are currently quoted on the OTCQB under the symbol “WTMAR.” As of June 25, 2025, the most recent closing price for the WTMA Units, WTMA Common Stock and WTMA Rights was $10.62, $11.32 and $0.49, respectively.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 26, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2025

Welsbach Technology Metals Acquisition Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41183	87-1006702
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4422 N. Ravenswood Ave #1025 Chicago, Illinois	60640
(Address of Principal Executive Offices)	(Zip Code)

(251) 280-1980

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock, $0.0001 par value, and one Right to receive one-tenth of one share of Common Stock	WTMAU	The NASDAQ Stock Market LLC
Common Stock, $0.0001 par value per share	WTMA	The NASDAQ Stock Market LLC
Rights, each exchangeable into one-tenth of one share of Common Stock	WTMAR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On June 26, 2025, Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”) issued a press release announcing the successful approval from its extraordinary general meeting (“Business Combination EGM”) of stockholders for its business combination with Evolution Metals LLC (“EM”). In addition, WTMA announced in the press release that WTMA is extending the deadline for its stockholders to withdraw and reverse any previously delivered demand for redemption made in connection with the Business Combination EGM until WTMA determines not to accept reversals of redemption instructions. A copy of such press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any of WTMA’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this report in such filing.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this Current Report on Form 8-K, the words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations and beliefs of the management of WTMA and EM, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the U.S. Securities and Exchange Commission (“SEC”) by WTMA and the following: WTMA’s ability to complete the proposed Business Combination or, if WTMA does not consummate such proposed Business Combination, any other initial business combination; the risk that the consummation of the proposed Business Combination is significantly delayed; the ability to recognize the anticipated benefits of the proposed Business Combination; the risk that the announcement and consummation of the proposed Business Combination disrupts EM’s current plans; following the closing of the proposed Business Combination, WTMA’s (which intends to change its name to Evolution Metals & Technologies Corp. (such post-closing entity is referred to as “New EM”)) ability to successfully integrate the business and operations of the target companies (the “Target Companies”) into its ongoing business operations and realize the intended benefits of New EM’s acquisition of the Target Companies; New EM’s ability to secure sufficient funding to successfully rebuild Critical Mineral Recovery, Inc.’s recycling facility with significant expansion on management’s expected timeline and budget, or at all; unexpected costs related to the proposed Business Combination; expectations regarding New EM’s strategies and future financial performance, including future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and New EM’s ability to invest in growth initiatives; satisfaction or waiver (if applicable) of the conditions to the proposed Business Combination, including, among other things: (i) approval of the proposed Business Combination and related agreements and transactions by the WTMA stockholders, the holder of the EM member units and the holders of the equity interests of the other Target Companies, (ii) receipt of approval for listing on Nasdaq Stock Market LLC (“Nasdaq”) the shares of WTMA common stock to be issued in connection with the Business Combination, and (iii) the absence of any injunctions; that the amount of cash available in the trust account and from certain other investments is at least equal to the minimum available cash condition amount, after giving effect to redemptions by WTMA stockholders and certain transaction expenses; the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement; the implementation, market acceptance and success of New EM’s business model and growth strategy; the ability to obtain or maintain the listing of New EM’s common stock on Nasdaq following the proposed Business Combination; limited liquidity and trading of WTMA’s public securities; the amount of any redemptions by existing holders of WTMA common stock being greater than expected; WTMA’s ability to raise financing in the future; WTMA’s success in retaining or recruiting, or changes required in, New EM’s officers, key employees or directors following the completion of the proposed Business Combination; WTMA officers and directors allocating their time to other businesses and potentially having conflicts of interest with WTMA’s business or in approving the proposed Business Combination; the use of proceeds not held in the trust account or available to WTMA from interest income on the trust account balance; the impact of the regulatory environment and complexities with compliance related to such environment, including New EM’s ability to meet, and continue to meet, applicable regulatory requirements; New EM’s ability to execute its business plan, including with respect to its technical development and commercialization of products, and its growth and go-to-market strategies; New EM’s ability to achieve sustained, long-term profitability and commercial success; operational risks, including with respect to New EM’s use of agents or resellers in certain jurisdictions, New EM’s ability to scale up its manufacturing quantities of its products, New EM’s outsourcing of manufacturing and such manufacturers’ ability to satisfy New EM’s manufacturing needs on a timely basis, the availability of components or raw materials used to manufacture New EM’s products and New EM’s ability to process customer order backlog; New EM’s revenue deriving from a limited number of customers; geopolitical risk and changes in applicable laws or regulations, including with respect to New EM’s planned operations outside of the U.S. and Korea; New EM’s ability to attract and retain talented personnel; New EM’s ability to compete with companies that have significantly more resources; New EM’s ability to meet certain certification and compliance standards; New EM’s ability to protect its intellectual property rights and ability to protect itself against potential intellectual property infringement claims; the outcome of any known and unknown litigation and regulatory proceedings, including any proceedings that may be instituted against WTMA or EM following announcement of the proposed Business Combination; the potential characterization of New EM as an investment company subject to the Investment Company Act of 1940, as amended; and other factors detailed under the section entitled “Risk Factors” in the Registration Statement. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of WTMA, EM and the other Target Companies prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, WTMA, EM and the other Target Companies undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release of Welsbach Technology Metals Acquisition Corp., dated as of June 26, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Welsbach Technology Metals Acquisition Corp.

Dated: June 26, 2025	By:	/s/ Christopher Clower
Christopher Clower
Chief Operating Officer and Director

Exhibit 99.1

Welsbach Technology Metals Acquisition Corp. (“WTMA”) Announces Successful Approval for its Business Combination with Evolution Metals LLC (“EM”) from the Extraordinary General Meeting of Stockholders on June 26, 2025

Important milestone to bring to the US capital markets a fully integrated, fully operational critical minerals and materials (CMM) supply chain that is independent of China

Chicago, IL and St. Louis, MO, June 26, 2025 (GLOBE NEWSWIRE) -- Welsbach Technology Metals Acquisition Corp. (OTC: WTMA), a publicly traded special purpose acquisition company, today announced the successful approval from its extraordinary general meeting (“ Business Combination EGM”) of stockholders for its Business Combination with Evolution Metals LLC (“EM”), dedicated to bringing to the US capital markets a secure, reliable global supply chain for critical minerals and materials (“CMM”) that is independent of China.

Through the Business Combination, WTMA and EM expect to acquire, scale and integrate five operating companies: (1) bonded magnet manufacturing; (2) sintered magnet manufacturing; (3) magnet metals and alloy production; (4) Li-ion battery recycling; and (5) smart machine design and automation. Upon closing, the combined company will be renamed Evolution Metals & Technologies Corp. (“EM&T”) and expects to trade on Nasdaq under the symbol EMAT.

EM&T’s business is to leverage advanced technologies such as robotics and artificial intelligence (AI) to provide integrated midstream and downstream CMM recycling and processing of oxides, metals, magnet alloys, battery materials, and rare earth magnets for key industries including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances, and renewable energy industries, while driving a sustainable future.

“Today’s stockholder approval marks a transformative milestone in our journey to identify a vertically integrated and geopolitically independent supply chain for critical minerals and materials.” said Daniel Mamadou, CEO of WTMA. “Our merger with Evolution Metals represents not only a strategic alignment of values and vision, but also a decisive step toward delivering long-term value for our stakeholders. We are proud to join forces with Evolution Metals, who shares our commitment to sustainability, innovation, and industrial resilience in an increasingly complex global environment.”

David Wilcox, Managing Member of Evolution Metals LLC, added: “This is an exciting moment for Evolution Metals and our partners. Upon the completion of our merger with WTMA, we we intend to accelerate our mission to create a secure, U.S.-centered supply chain for critical materials vital to clean energy, advanced manufacturing, and national defense. By vertically integrating a supply chain of critical materials production, we bring together complementary strengths and operational capabilities that position us to lead in an era where independence and supply chain security are more important than ever. Our plans are to replicate the Korean operations we expect to acquire into Missouri, creating a major industrial campus. We expect to fully process batteries and e-waste into salts, magnets and related materials – a dominant U.S. Champion in the mid-stream.”

In addition, WTMA today announced that WTMA is extending the deadline for its stockholders to withdraw and reverse any previously delivered demand for redemption made in connection with the Business Combination EGM until WTMA determines not to accept reversals of redemption instructions. If a stockholder has previously submitted a request to redeem its shares in connection with the Business Combination EGM and would like to reverse such request, such stockholder may contact WTMA’s transfer agent, Continental Stock Transfer & Trust Company, at spacredemptions@continentalstock.com.

You can find further information regarding the Business Combination and related matters in WTMA’s filings with the US Securities Exchange Commission (“SEC”), including the Registration Statement on Form S-4. These filings are available on the SEC website: https://www.sec.gov/edgar/search/#/q=wtma.

About Welsbach Technology Metals Acquisition Corp.

Welsbach Technology Metals Acquisition Corp. (OTC: WTMA) is a blank check company focused on identifying high-impact technology metals businesses aligned with global sustainability and security trends.

About Evolution Metals LLC

Evolution Metals LLC is committed to establishing a secure, robust and reliable supply chain for critical minerals & materials (CMM) that is 100% independent of China for sourcing or supplying feedstocks. EM’s strategy is to acquire and develop manufacturing, recycling and processing facilities to produce essential products (including magnets, battery feedstocks and related materials) for industrial uses such as, but not limited to, electric vehicles, electronics, environmental technologies and aerospace and defense applications. EM aims to support the creation of jobs, industry and manufacturing to promote a greener future by providing bespoke solutions to support its clients globally.

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Cautionary Statement Regarding Forward Looking-Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations and beliefs of the management of WTMA and EM, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the U.S. Securities and Exchange Commission (“SEC”) by WTMA and the following: WTMA’s ability to complete the proposed Business Combination or, if WTMA does not consummate such proposed Business Combination, any other initial business combination; the risk that the consummation of the proposed Business Combination is significantly delayed; the ability to recognize the anticipated benefits of the proposed Business Combination; the risk that the announcement and consummation of the proposed Business Combination disrupts EM’s current plans; following the closing of the proposed Business Combination, WTMA’s (which intends to change its name to Evolution Metals & Technologies Corp. (such post-closing entity is referred to as “New EM”)) ability to successfully integrate the business and operations of the target companies (the “Target Companies”) into its ongoing business operations and realize the intended benefits of New EM’s acquisition of the Target Companies; New EM’s ability to secure sufficient funding to successfully rebuild Critical Mineral Recovery, Inc.’s recycling facility with significant expansion on management’s expected timeline and budget, or at all; unexpected costs related to the proposed Business Combination; expectations regarding New EM’s strategies and future financial performance, including future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and New EM’s ability to invest in growth initiatives; satisfaction or waiver (if applicable) of the conditions to the proposed Business Combination, including, among other things: (i) approval of the proposed Business Combination and related agreements and transactions by the WTMA stockholders, the holder of the EM member units and the holders of the equity interests of the other Target Companies, (ii) receipt of approval for listing on Nasdaq Stock Market LLC (“Nasdaq”) the shares of WTMA common stock to be issued in connection with the Business Combination, and (iii) the absence of any injunctions; that the amount of cash available in the trust account and from certain other investments is at least equal to the minimum available cash condition amount, after giving effect to redemptions by WTMA stockholders and certain transaction expenses; the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement; the implementation, market acceptance and success of New EM’s business model and growth strategy; the ability to obtain or maintain the listing of New EM’s common stock on Nasdaq following the proposed Business Combination; limited liquidity and trading of WTMA’s public securities; the amount of any redemptions by existing holders of WTMA common stock being greater than expected; WTMA’s ability to raise financing in the future; WTMA’s success in retaining or recruiting, or changes required in, New EM’s officers, key employees or directors following the completion of the proposed Business Combination; WTMA officers and directors allocating their time to other businesses and potentially having conflicts of interest with WTMA’s business or in approving the proposed Business Combination; the use of proceeds not held in the trust account or available to WTMA from interest income on the trust account balance; the impact of the regulatory environment and complexities with compliance related to such environment, including New EM’s ability to meet, and continue to meet, applicable regulatory requirements; New EM’s ability to execute its business plan, including with respect to its technical development and commercialization of products, and its growth and go-to-market strategies; New EM’s ability to achieve sustained, long-term profitability and commercial success; operational risks, including with respect to New EM’s use of agents or resellers in certain jurisdictions, New EM’s ability to scale up its manufacturing quantities of its products, New EM’s outsourcing of manufacturing and such manufacturers’ ability to satisfy New EM’s manufacturing needs on a timely basis, the availability of components or raw materials used to manufacture New EM’s products and New EM’s ability to process customer order backlog; New EM’s revenue deriving from a limited number of customers; geopolitical risk and changes in applicable laws or regulations, including with respect to New EM’s planned operations outside of the U.S. and Korea; New EM’s ability to attract and retain talented personnel; New EM’s ability to compete with companies that have significantly more resources; New EM’s ability to meet certain certification and compliance standards; New EM’s ability to protect its intellectual property rights and ability to protect itself against potential intellectual property infringement claims; the outcome of any known and unknown litigation and regulatory proceedings, including any proceedings that may be instituted against WTMA or EM following announcement of the proposed Business Combination; the potential characterization of New EM as an investment company subject to the Investment Company Act of 1940, as amended; and other factors detailed under the section entitled “Risk Factors” in the Registration Statement. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of WTMA, EM and the other Target Companies prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, WTMA, EM and the other Target Companies undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor & Media Contacts

Judith McGarry

Evolution Metals LLC

Tel: +1 (415) 971-2900

Email: judith.mcgarry@evolution-metals.com

Daniel Mamadou

Chief Executive Officer

Welsbach Technology Metals Acquisition Corp.

Tel: +1 (251) 280-1980

Email: daniel@welsbach.sg

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